As filed with the Securities and Exchange Commission on September 13, 2001


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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                  SCHEDULE TO
                                 (Rule 14d-100)
           TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


                                ---------------

                      Sensormatic Electronics Corporation
                       (Name of subject company (issuer))

                                ---------------

                            Tyco International Ltd.
                                      and
                        Tyco Acquisition Corp. XXIV (NV)
                                   (Offerors)
                (Names of filing persons (identifying status as
                       offeror, issuer or other person))

                    Common Stock, par value $0.01 per share
                         (Title of class of securities)

                                   817265101
                     (CUSIP number of class of securities)

                                 Mark H. Swartz
                        c/o Tyco International (US) Inc.
                                 One Tyco Park
                          Exeter, New Hampshire 03833
                                 (603) 778-9700
  (Name, address and telephone number of persons authorized to receive notices and communications on behalf of filing persons)

                                ---------------

                                   Copies To:

     Abbe L. Dienstag, Esq.             Meredith B. Cross, Esq.               Fati Sadeghi, Esq.
     Kramer Levin Naftalis &           Wilmer, Cutler & Pickering          Senior Corporate Counsel
           Frankel LLP                    2445 M Street, N.W.            Tyco International (US) Inc.
        919 Third Avenue                 Washington, D.C. 20037                 One Tyco Park
    New York, New York 10022                 (202) 663-6000              Exeter, New Hampshire 03833
         (212) 715-9100                                                         (603) 778-9700

                                ---------------

[_]Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

   Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X]third-party tender offer subject to Rule 14d-1.
     [_]issuer tender offer subject to Rule 13e-4.
     [_]going-private transaction subject to Rule 13e-3.
     [_]amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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

                               ----------------

   This Amendment No. 2 amends and supplements the Tender Offer Statement on Schedule TO filed by Tyco International Ltd., a Bermuda company, and Tyco Acquisition Corp. XXIV (NV), a Nevada corporation and a wholly-owned subsidiary of Tyco, with the Securities and Exchange Commission on August 23, 2001, as amended by Amendment No. 1 thereto filed with the Securities and Exchange Commission on September 7, 2001. The Schedule TO relates to the offer by Tyco Acquisition to exchange a fraction of a common share of Tyco, par value $0.20 per share, for each outstanding share of common stock, par value $0.01 per share, of Sensormatic Electronics Corporation, a Delaware corporation. The terms and conditions set forth in the prospectus dated September 10, 2001, amending and restating the prospectus dated August 23, 2001, and in the related letter of transmittal, copies of which are filed as Exhibits (a)(1) and (a)(2) to the Schedule TO, and in any amendments or supplements thereto, collectively constitute the offer. The offer is being made pursuant to a merger agreement dated August 3, 2001, between Tyco Acquisition and Sensormatic, including a guarantee by Tyco, as amended.

ITEMS 1 TO 11.

   The information set forth in the prospectus and the related letter of transmittal is incorporated herein by reference with respect to Items 1 to 11 of this Schedule TO.

ITEM 12. MATERIAL TO BE FILED AS EXHIBITS.


 (a)(1) Prospectus dated September 10, 2001, amending and restating the prospectus dated August 23, 2001 (incorporated by reference from Tyco
         International Ltd.'s Registration Statement on Form S-4 (File No. 333-
         68240), as amended (the "Form S-4"))
 (a)(2)  Form of Letter of Transmittal (incorporated by reference to exhibit
         99.1 to the Form S-4)
 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to the Form S-4)
 (a)(4)  Form of Letter from Tyco Acquisition Corp. XXIV (NV) to Brokers,
         Dealers, Commercial Banks, Trust Companies and Other Nominees
         (incorporated by reference to exhibit 99.3 to the Form S-4)
 (a)(5)  Form of Letter from Brokers, Dealers, Commercial Banks, Trust
         Companies and Nominees to Clients (incorporated by reference to exhibit 99.4 to the Form S-4)
 (a)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to the Form S-4)
 (a)(7)  Summary Advertisement as published in The Wall Street Journal on
         August 23, 2001 (incorporated by reference to exhibit 99.6 to the Form
         S-4)
 (a)(8) Form of Notice of Conversion and Letter of Transmittal relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred
         Stock (incorporated by reference to exhibit 99.7 to the Form S-4)
 (a)(9) Form of Notice of Guaranteed Delivery relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.8 to the Form S-4)
 (a)(10) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.9 to the Form S-4)
 (a)(11) Form of Letter from Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees to Clients relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.10 to the Form S-4)
 (a)(12) Press Release issued by Tyco International Ltd. on August 3, 2001
         (incorporated by reference to the filing by Tyco International Ltd. on Form 425 on August 3, 2001)

ITEM 12. MATERIAL TO BE FILED AS EXHIBITS.


 (b)    None
 (d)(1) Agreement and Plan of Merger, dated as of August 3, 2001, by and between Tyco Acquisition Corp. XXIV (NV) and Sensormatic Electronics
        Corporation, and guaranteed by Tyco International Ltd. (incorporated by reference to Annex A to the Prospectus)
 (d)(2) Confidentiality Agreement, dated July 5, 2001, between Tyco
        International Ltd. and Sensormatic Electronics Corporation*
 (d)(3) Amendment No. 1, dated as of August 23, 2001, to the Agreement and Plan of Merger, dated as of August 3, 2001, between Tyco Acquisition Corp.
        XXIV (NV) and Sensormatic Electronics Corporation, including a guarantee by Tyco International Ltd., acknowledged by Tyco
        International Ltd. (incorporated by reference to exhibit 2.2 to the Form S-4)
 (g)    None
 (h)(1) Tax opinion of PricewaterhouseCoopers LLP (incorporated by reference to exhibit 8.1 to the Form S-4)
 (h)(2) Tax opinion of Appleby Spurling & Kempe (incorporated by reference to exhibit 8.3 to the Form S-4)

--------
   *  Previously filed.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3.

   Not applicable.

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2001


                                          TYCO INTERNATIONAL LTD.

                                             /s/ Mark H. Swartz
                                          By: _________________________________
                                             Mark H. Swartz
                                             Executive Vice President and
                                             Chief Financial Officer
                                             (Principal Accounting and
                                             Financial Officer)

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2001


                                          TYCO ACQUISITION CORP. XXIV (NV)

                                             /s/ Mark H. Swartz
                                          By:__________________________________
                                             Mark H. Swartz
                                             Vice President

 Exhibit
  Index
 -------
 (a)(1)  Prospectus dated September 10, 2001, amending and restating the prospectus dated August 23, 2001(incorporated by reference from Tyco
         International Ltd.'s Registration Statement on Form S-4 (File No. 333-
         68240), as amended (the "Form S-4"))

 (a)(2)  Form of Letter of Transmittal (incorporated by reference to exhibit
         99.1 to the Form S-4)

 (a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to the
         Form S-4)

 (a)(4)  Form of Letter from Tyco Acquisition Corp. XXIV (NV) to Brokers,
         Dealers, Commercial Banks, Trust Companies and Other Nominees
         (incorporated by reference to exhibit 99.3 to the Form S-4) by reference to exhibit 99.4 to the Form S-4)

 (a)(5)  Form of Letter from Brokers, Dealers, Commercial Banks, Trust
         Companies and Nominees to Clients (incorporated by reference to exhibit 99.5 to the Form S-4)

 (a)(6) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to exhibit 99.5 to the Form S-4)

 (a)(7)  Summary Advertisement as published in The Wall Street Journal on
         August 23, 2001 (incorporated by reference to exhibit 99.6 to the Form
         S-4)

 (a)(8) Form of Notice of Conversion and Letter of Transmittal relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred
         Stock (incorporated by reference to exhibit 99.7 to the Form S-4)

 (a)(9) Form of Notice of Guaranteed Delivery relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.8 to the Form S-4)

 (a)(10) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.9 to the Form S-4)

 (a)(11) Form of Letter from Brokers, Dealers, Commercial Banks, Trust
         Companies and Other Nominees to Clients relating to the conversion and tender of Sensormatic 6 1/2% Convertible Preferred Stock (incorporated by reference to exhibit 99.10 to the Form S-4)

 (a)(12) Press Release issued by Tyco International Ltd. on August 3, 2001
         (incorporated by reference to the filing by Tyco International Ltd. on Form 425 on August 3, 2001)

 (b)     (b) None

 (d)(1) Agreement and Plan of Merger, dated as of August 3, 2001, by and between Tyco Acquisition Corp. XXIV (NV) and Sensormatic Electronics
         Corporation, and guaranteed by Tyco International Ltd. (incorporated by reference to Annex A to the Prospectus)

 (d)(2)  Confidentiality Agreement, dated July 5, 2001, between Tyco
         International Ltd. and Sensormatic Electronics Corporation*

 (d)(3)  Amendment No. 1, dated as of August 23, 2001, to the Agreement and
         Plan of Merger, dated as of August 3, 2001, between Tyco Acquisition
         Corp. XXIV (NV) and Sensormatic Electronics Corporation, including a guarantee by Tyco International Ltd., acknowledged by Tyco
         International Ltd. (incorporated by reference to exhibit 2.2 to the Form S-4)

 (g)     None


 (h)(1) Tax opinion of PricewaterhouseCoopers LLP (incorporated by reference to exhibit 8.1 to the
         Form S-4)

 (h)(2) Tax opinion of Appleby Spurling & Kempe (incorporated by reference to exhibit 8.3 to the
         Form S-4)

--------
   * Previously filed.